Exhibit 10.25
FRAMEWORK AGREEMENT entered into by Mr. Javier Orozco Gutierrez in his own right (hereinafter referred to as “JO”); Quimica Pasteur, S. de R.L., represented in this act by this legal representative, Mr. Javier Orozco Gutierrez (hereinafter referred to as “QP”); Mr. Jorge Paulino Hermosillo Martin in his own right (hereinafter referred to as “JH”); on other side Oculus Innovative Sciences, Inc., represented in this act by James Schutz (hereinafter referred to as “OIS”); and finally on other side Oculus Technologies de Mexico, S.A. de C.V., represented in this act by Mr. Everardo Garibay (hereinafter referred to as “OTM”), in accordance with the following Background, Whereas and Clauses:
BACKGROUND
I. OIS has had for several years, a commercial relationship with QP consisting in the sell of different sanitary and pharmaceutical products manufactured or commercialized by its subsidiary, OTM. Among such products there is the product called “Microcyn 60” (all the products and the Microcyn 60 hereinafter referred to as the “Products”).
II. By virtue of this commercial relationship, as of this date, QP admits to owe OTM the amount of $2’949,000.00 (two million nine hundred and forty nine thousand pesos 00/100 Mexican Currency), such debt is a result of the purchase of the Products to OIS and/or OTM.
III. QP is a Limited Liability Partnership and its corporate purposes of QP includes the commercialization of several sanitary and pharmaceutical products and its main operations are focused on the selling of such products to entities of the public sector by its participation in the public bids which are convened by such entities within the national territory. QP permanently participates in such bidding processes and has become a winner in many of such bids.
IV. QP currently faces a difficult financial situation as shown in the Balance and Financial Statements recognized and known by the Parties.

V. Notwithstanding the current financial situation of QP, QP still has the possibility to participate in public bids called by the government. The Parties admit that this is partly due to the experience, knowledge and ability of JO as a senior officer of QP. In consideration and by virtue of these JO’s qualities, OIS admits that JO has to remain being a manager of QP in benefit of its ongoing business and in order to increase its participation in the market of the governmental sector.
VI. As of May 5th, 2005, JH and OIS signed an Intention Letter which is the background for the execution of this Agreement. The Parties recognize that after the execution of this Agreement, the terms and conditions of such document shall not be effective.
VII. As of May 5th, 2005, JO and OIS signed an Intention Letter which is the background for the execution of this Agreement. The Parties recognize that after the execution of this Agreement, the terms and conditions of such document shall not be effective.
WHEREAS
I. JO declares by his own right:
1. That he is a Mexican individual, with the profession of business man with address at Escudo Nacional 533, telephone number 38336403 and Federal Taxpayer Registry number HEMJ720528, who is identified by the attached document marked as Annex 1.
2. That he is the legal owner of one partnership interest of the capital stock of QP.
3. That he currently is the General Director of QP.
4. That he has legal capacity and does not have any impediment to be obligated under the terms and conditions provided by this Agreement.
5. That he has the abilities and qualities provided in the Background of this Agreement for the selling of Products, which are the main reason for OIS to execute this Agreement.

6. That he admits and states that all the facts mentioned in the Background of this Agreement are true and accurate.
II. JH declares by his own right:
1. That he is a Mexican individual, with the profession of business man with address at Sierra Leona 1726, Colonia Independencia, Guadalajara Jalisco, telephone number 36374947 and Federal Taxpayer Registry number OOGF 700207 U01, who is identified by passport number 02140189544 (Annex 2).
2. That as of this date and previously to the Partners Meeting (as defined below) he is the legal owner of one partnership interest of the capital stock of QP.
3. That he has legal capacity and does not have any impediment to be obligated under the terms and conditions provided by this Agreement.
4. That he admits and states that all the facts mentioned in the Background of this Agreement are true and accurate.
III. QP declares by means of its legal representative:
1. That it is a Limited Liability Partnership duly incorporated in accordance with the Mexican laws, as shown in the public deed number 21,104, dated May 4th, 1993, granted before the Notary Public number 52 of the City of Guadalajara, Jalisco, Mexico, Mr. Fernando Manuel Ramos Arias and duly recorded before the Public Commerce Registry of the City of Guadalajara, Jalisco, México, under the mercantile sheet number 67-68, Chapter 489, First Book or the Registry of Commerce, as shown in the document attached as Annex 3.
2. That its legal representative has the legal power to execute this Agreement, which has not been limited, amended or revoked in any way, as shown in the document attached as Annex 4.
3. That its corporate purposes include the commercialization of Products.

4. That it has its address at Industria Maderera 154, CP 45130, Industrial Zapopan Norte, Zapopan, Jalisco, Mexico.
5. That it has the necessary knowledge, infrastructure, experience, permits and resources to execute this Agreement and for the fulfillment of all the obligations provided hereunder.
6. That by virtue of its commercial relationship with OIS and OTM, as stated in the Background of this Agreement, it owes OTM the amount of $2’949,000.00 (two million nine hundred and forty nine thousand pesos 00/100 Mexican Currency), which is fully recognized by it.
7. That the execution of this Agreement is necessary in order to obtain from OIS the benefits mentioned below and to be able to improve its financial situation.
8. That as of this date there are no contingencies, suits or legal proceedings against it.
IV. OIS declares by means of its legal representative:
1. That it is a company incorporated in accordance with the laws in force in United States of America under the jurisdiction of the State of California, and with its address at 1129 N. McDowell Blvd. Petaluma, CA 95864.
2. That its legal representative has the legal power to execute this Agreement, which has not been limited, amended or revoked in any way.
3. That the determinant reasons of its intention to execute this Agreement are: (i) the knowledge, infrastructure, experience, permits, authorizations and resources of QP to distribute and commercialize the Products in Mexico in public bids convened by the federal government and the local governments; (ii) the experience, knowledge and ability of JO to distribute and commercialize the Products in Mexico and particularly in public bids convened by the federal government and the local governments; and (iii) the truthfulness of the Background and the Declarations stated in this Agreement.

4. That it has acknowledged the debt between QP and OTM which has been described in the Background of this Agreement.
V. OTM declares by means of its legal representative:
1. That it is a Corporation with Variable Capital duly incorporated in accordance with the Mexican laws, as shown in the public deed number 3605, dated on April 30, 2003, acknowledged before the Public number 1 of the State of Michoacan, Mr. Armando G. Manzano Alba and duly recorded before the Public Commerce Registry of the City of Morelia, Michoacan, under number 00000041, file 00000313, as shown in the document attached as Annex 5.
2. That its legal representative has the legal power to execute this Agreement, which has not been limited, amended or revoked in any way, as shown in the document attached as Annex 6.
3. That the determinant reasons of its intention to execute this Agreement are: (i) the knowledge, infrastructure, experience, permits, authorizations and resources of QP to distribute and commercialize the Products in Mexico in public bids convened by the federal government and the local governments; (ii) the experience, knowledge and ability of JO to distribute and commercialize the Products in Mexico and particularly in public bids convened by the federal government and the local governments; and (iii) the truthfulness of the Background and the Declarations stated in this Agreement.
4. That by virtue of the abovementioned commercial relationship with QP, it is QP’s creditor in the amount of $2’949,000.00 (two million nine hundred and forty nine thousand pesos 00/100 Mexican Currency), which as of this date has not been totally or partially paid.
VI. The Parties declare:
1. That they mutually recognize their personality to execute this Agreement.
2. That it is their intention to execute this Agreement and be obligated under all and each the terms provided in the Agreement.

3. That the Attachments to this Agreement are the following:

ANNEX 1.	JO’s Personal Identification.

ANNEX 2.	JH’s Personal Identification.

ANNEX 3.	Articles of Incorporation of QP.

ANNEX 4.	Public deed that includes the powers of attorney of the legal representative of QP.

ANNEX 5.	Articles of Incorporation of OTM.

ANNEX 6.	Public deed that includes the powers of attorney of the legal representative of OTM.

ANNEX 7.	QP Partners Meeting Minutes.

NOW, THEREFORE the Parties agree as follows:
CLAUSES
FIRST. Purpose. The purpose of this Agreement is the description of the legal acts that the Parties agree and are obligated to execute from this date and no later than July 1st, 2005, in order to perform all the operations described therein as well as the reasons that caused the Parties to execute such legal acts (hereinafter referred to as “Legal Acts”). Such Legal Acts are:
1. Mercantile Consignment Agreement. The execution of a Mercantile Consignment Agreement which parties are OTM, as Consignor, and QP, as Consignee. The main purpose is that OTM makes the Products available to QP for their selling under the terms and conditions provided under such Agreement. The Parties recognize that this document is being drafted and reviewed by their advisors and it should be signed not later than July 1st, 2005.
2. QP Partnership Interest Purchase Option Agreement. The issuance of a Purchase Option for OIS by JO as partner of QP. As compensation for this Option, JO and JH shall receive certain shares of OIS which delivery shall be subject to the terms and conditions provided in the Stock Purchase Agreement described below. The Parties recognize that this document is being drafted and reviewed by their advisors and it should be signed not later than July 1st, 2005.
3. OIS Stock Purchase Agreement. As compensation for the Purchase Option of the Partnership Interest described above as well as for the obligations undertaken hereunder, OIS shall transfer to JO and JH certain shares of its capital stock. As OIS is a company governed by the laws of the State of California, in the United States of America, this Agreement shall be executed and governed by the Laws of California. The Parties recognize that this document is being drafted and reviewed by their advisors and it should be signed not later than July 1st, 2005.
4. QP Partners Meeting. JO and JH agree to hold on June 17th, 2005, a QP Partners Meeting (which is attached to this Agreement as Annex 7), in which the following issues shall be resolved and approved:
I. Increase of the capital stock through the admission of a new partner.
II. Authorization requested by the partner Jorge Paulino Hermosillo for the assignment of his partnership interest to the partner Francisco Javier Orozco Gutierrez.
III. Appointment of the General Manager, Executive Technical Manager and of the Secretary of the Partnership, as well as the revocation and granting of powers.
IV. Appointment of the Statutory Examiner of the partnership.
V. Amendment of the bylaws.
VI. Appointment of Special Delegates to formalize the resolutions adopted during the Meeting.
SECOND. Execution of Legal Acts (hereinafter referred to as the “Closing”). The Parties agree that all the Legal Acts shall be signed and executed not later than July 1st, 2005. The foregoing except for the Partners Meeting minutes which is held on June 17th, 2005.

The Parties agree and understand that QP, JO and JH shall be liable for all the pending obligations or those liabilities acquired before June 16th, 2005, as the case may be, and hereby release OIS and/or OTM from any fiscal and legal contingency that may arise after June 16th, 2005, and they shall be obligated to carry out all the necessary actions and acts in order that OIS and/or OTM are not economically affected in their mercantile credit or in any other manner whatsoever, being obligated to keep OIS and OTM safe and harmless from any claim.
THIRD. Obligations after the Closing. The Parties agree to fulfill the following obligations after the Closing and during the term of this Agreement:
(i) To negotiate and execute all the Legal Acts as described in the First clause of this Agreement not later than July 1st, 2005.
(ii) JO, JH and QP are obligated to perform all the activities necessary to regularize the legal, accounting, fiscal, financial and operative situation of QP following the indications and instructions given by OIS and/or OTM or their external advisors (hereinafter referred to as the “Advisors”). For such purpose, JO agrees and shall be obligated to deliver all the documents, files and information of QP that are requested to him by whatever mean.
(iii) JO, JH and QP shall subscribe all the documents that are necessary, requested, drawn up, negotiated or recommended by OIS/OTM or their Advisors in accordance with the provision of item (ii) above. These documents include, but are not limited to: the signature of the QP Partners Meeting Minutes; the preparation of records and entries in the QP corporate books; the contracts, agreements and other documents that must be subscribed by QP to regularize its legal situation with respect to third parties; tax and contribution payments and their accessories, as the case may be; among others.
(iv) JO, JH and QP shall be obligated not to constitute any encumbrance, guarantee or limitation of use or ownership over any of the assets of QP, including but not limited to properties and rights acquired as of this date or in the future.

(v) JO agrees and is obligated not to constitute any encumbrance, guarantee or limitation of use or ownership over any partnership interest held by him in QP.
(vi) JO, JH and QP are obligated to serve immediate written notice to OIS and OTM in connection with any suit, claim, controversy, fine, garnishment or any legal action brought or imposed by any third party or authority to QP or to JO and JH personally.
FOURTH. QP Management. JO hereby agrees to perform such office as appointed by the Partners Meeting of QP or by the General Manager. JO shall be obligated to perform the duties assigned in QP with all his experience, know-how, ability, professionalism and diligence that OIS and OTM have recognized in him, looking at any time for the fulfillment of the corporate purposes as provided by the bylaws and in accordance with the practices and advice provided by OIS and/or OTM. Furthermore, in the performance of his duties he shall observe, at any time, the instructions received from OIS and/or OTM.
For the performance of such duties, QP shall inform JO about the employment conditions and the economic compensations that he will be paid, which shall be consistent with similar positions in other companies of the pharmaceutical industry.
Notwithstanding the abovementioned, JO admits and accepts that he may be removed from such position or be assigned to another position inside QP at the sole discretion of the General Manager or OIS (or the person appointed by it), in its quality of partner of QP.
JO admits that the provision of this clause does not create any labor or mercantile relationship with OIS and/or OTM as the only employer that he will have is QP.
FIFTH. Guarantees. JO and JH shall be liable for each and all the obligations personally assumed under this Agreement as well as for those obligations assumed by QP. This in accordance with the provisions of articles 2794 of the Civil Code for the Federal District, in the understanding that their obligation shall be joint between them and with QP and not subsidiary, which means that OIS and/or OTM may demand directly to each one of them the liability incurred by JO, JH and/or QP withdrawing to the benefit of preference and excussion under the terms of articles 2816 section I and 2823 of the Civil Code for the Federal District.
Additionally, JO constitutes a pledge registered over the partnership interest that he holds in QP which remains in his possession, in accordance with the provisions of article 2859 of the Civil Code for the Federal District. For such purpose, JO shall request that the pledge over his partnership interest in favor of OIS and/or OTM under the terms of this Agreement, is recorded in the QP partner registration book and shall also request its recording in the Public Commerce Registry, if applicable. JO shall comply with all the provisions regarding the pledge provided by the Civil Code for the Federal District insofar such provisions are not contrary to the provisions agreed by the Parties under this Agreement.
SIXTH. Primary Agreement and Secondary Agreements. The Parties admit and accept that this Framework Agreement is the primary agreement and that the agreements described in the First Clause of this Agreement shall be secondary. As a result of that, such secondary agreements shall follow the effects of this primary Agreement except for the Partnership Interest Purchase Option Agreement which shall have a compulsory duration for the term provided therein regardless the effects of this and the other Agreements.
SEVENTH. Rescission. Any breach of the obligations assumed under this Agreement and under the Agreements described in the First Clause of this document and in accordance with the provision of the Sixth clause above, shall be considered as a condition precedent for the effectiveness of such Agreements and in such case, the affected Party shall give notice of such breach to the other Party and shall give a 10 (ten) calendar day term to remedy such breach. If the obligation is not fulfilled within the provided term, the affected Party, under the terms of article 1949 of the Civil Code for the Federal District, shall be entitled to choose between demanding the compulsory fulfillment of the not fulfilled obligation or the rescission of this Agreement with the payment of the contractual penalty provided below, in both cases, with no need of judicial intervention, by means of a simple written notice addressed to the breaching Party. The affected Party may also rescind this Agreement even after choosing the compulsory fulfillment, if such fulfillment is impossible. The fulfillment of the obligation in accordance with this proceeding, shall cancel the right to rescind the Agreement for such cause.
EIGHTH. Duration, Anticipated Termination and Liquidated Damages. This Agreement shall have a duration of 3 (three) years from the date of its execution and it may be automatically renewed for equal periods, provided that neither of the Parties gives written notice 30 (thirty) calendar days in advance of its termination, regarding its intention to terminate such Agreement, in which case the pending obligations shall be fulfilled until de date of termination and if such obligations has to be fulfilled at any other time different from such term, the obligations shall be fulfilled at the time previously agreed.
Notwithstanding the abovementioned, OIS and/or OTM may terminate this Agreement at any time and without any responsibility by giving written notice to the other Parties with 30 (thirty) calendar days in advance, previously to the fulfillment of the pending obligations until the date of termination and if such obligations has to be fulfilled at any other time different from such term, the obligations shall be fulfilled at the time previously agreed.
In addition to the foregoing, in case that JO, JH and/or QP desire to terminate this Agreement before its term, they shall pay OIS and OTM, as liquidated damages, the amount equivalent to one year of gross profits of OTM for the sale of the Products to QP during the year before the termination. In case that the termination occurs before one year of effectiveness of this Agreement, such amount shall be the average of the effective months multiplied by 12 (twelve). These liquidated damages shall be also applicable if this Agreement is rescind by breach of any obligation in accordance with the provisions of clause Seventh of this Agreement.
NINTH. Notices. All the notices, notifications and other communications that in connection with this Agreement are required to be made among the Parties, shall be made in writing and delivered at the addresses stated by each Party in the Whereas of this Agreement.
The Parties agree and admit that any notice or communication shall be valid and may be made: (i) personally; (ii) by means of a specialized or particular courier service; (iii)

by certified mail; (iv) by facsimile, e-mail or any electronic means and/or (v) by means of notary public or mercantile notary public. In any case, such notice shall be deemed to have been delivered since its reception and a return receipt of the legal representative or the factors, dependent persons, agents or employees of the notified Party shall be required. Such return receipt may be recorded in physical or electronic means. In case of notices given through notary public or mercantile notary public, such return receipt shall not be necessary.
If the Parties did not give written notice for the change of their respective addresses, all the notices shall be deemed to be duly given at the addresses stated hereunder and shall be fully effective.
TENTH. Relationship between the Parties. The Parties accept that the contractual relationship arising out of this Agreement has a mercantile nature and does not constitute in any way a mercantile or civil partnership or a Joint Venture. In such virtue, the Parties admit that the relationship between them as a result of this Agreement does not create a labor relationship between them, nor between a Party and the employees, factors, dependents, agents, representatives, commissioners and subcontractors of the other Party. Furthermore, each Party, as employer of the personnel involved with the execution of this Agreement, shall be the only liable for the obligations arising from the legal provisions and other applicable labor and social security regulations regarding such personnel, and the Parties agree that they will not have any civil, mercantile, labor, fiscal or any other liability with respect to the employees, agents, representatives, commissioners or subcontractors of such Party. Additionally, the Parties hereby agree to keep safe and harmless from any labor, civil, mercantile, criminal, fiscal or administrative contingency, claim, proceeding, suite or trials, arising from the relationship they have with such personnel, employees, factors, dependents, agents, representatives, commissioners, subcontractors, suppliers or any other third party.
ELEVENTH. Assignment. Except for the cases provided in this Agreement, any of the Parties shall not be able to assign or transmit in any manner whatsoever, totally or partially, the rights and obligations undertaken by this Agreement in favor of any person, without the previous written consent of the other Parties.

TWELFTH. Intellectual Property. OIS and/or OTM are the only holders of their direct or indirect intellectual and industrial property rights, including those arising from the Products; the use by any of the Parties of this Agreement of any of the trademarks, designs, trade names, industrial signs, industrial secrets and in general, any intellectual or industrial property right, of which OIS and/or OTM is the holder, shall be previously authorized in writing by such Party. The breach of the provision of this clause shall constitute a violation of the intellectual property rights held by OIS and/or OTM and shall cause the payment of a compensation for damages and losses sustained by the affected Party as well as the cancellation of this Agreement and the entitlement to sue the contractual penalties that may be applicable.
THIRTEENTH. Authorizations and Licenses. Each Party shall be responsible for obtaining from the federal and/or local authorities, the applicable permits, authorizations and licenses which are necessary for the execution of this Agreement.
FOURTEENTH. Exclusiveness. During the term of this Agreement and during 3 (three) years after its termination for whatever cause, JO and/or QP shall be obligated not to contract by them or through third parties, whether for their own benefit or for any company directly or indirectly related to them or any of its relatives in any grade, the acquisition, sale or commercialization of the Products for their sell to any third party. Additionally, they shall be obligated not to compete with the operations of OIS and OTM in Mexico. OIS and or OTM may sell or commercialize the Products directly with third parties.
FIFTEENTH. Language. This document is executed in both English and Spanish. The Parties agree that in case of controversy between the English and Spanish, the English version shall control.
SIXTEENTH. Applicable Law and Jurisdiction. For the interpretation, competence, enforceability and effectiveness of this Agreement, as well as the documents arising out of it, the Parties shall be expressly subject to the laws and Courts of Mexico City, Federal District, waiving any other jurisdiction that may correspond to them by virtue of their current or future addresses, or by any other reason.

However, in connection with the Stock Purchase Agreement described in the First Clause of this Agreement, the applicable laws and jurisdiction shall be those therein provided.
Agreeing in the content and the scope of this Framework Agreement, the Parties sign it in fivefold on this 16th day of June, 2005, each party keeping a copy of such Agreement.

/s/ Jim Schutz	/s/ Francisco Javier Orozco Gutiérrez

Oculus Innovative Sciences, Inc.,	Francisco Javier Orozco Gutiérrez By its own right
represented by James Schutz

/s/ Everardo Garibay	/s/ Francisco Javier Orozco Gutiérrez

Oculus Technologies de México, S.A. de C.V., represented by Everardo Garibay	Química Pasteur, S. de R.L. de C.V., Represented by Francisco Javier Orozco Gutiérrez

/s/ Jorge Paulino Hermosillo Martín

Jorge Paulino Hermosillo Martín By its own right